UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2010

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 29, 2009, YTB International, Inc. (the “Company”) executed a Loan Modification, Renewal, and Extension Agreement (the “Agreement”) with FH Partners LLC (“FH Partners”) with respect to the Company’s headquarters located in Wood River, Illinois.  The Company purchased the headquarters property in 2006 and obtained financing for the purchase through a loan from Meridian Bank (the “Loan”).  In 2008, Meridian Bank was closed by the Illinois Department of Financial and Professional Regulation, Division of Banking, and as a result, the Company’s Loan and related documents were taken over by FH Partners. A copy of the Agreement was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 and filed with the Securities and Exchange Commission on November 6, 2009.

The Agreement renewed the note executed by the Company in connection with the Loan, and subsequently extended in July 2008 (the “Note”), in the new amount of $1,918,338.74 and extended the maturity of the Note and Loan to April 30, 2010.  An additional principal installment in the amount of $300,000 was due and payable on September, 30, 2009, which the Company paid timely, and a second additional principal installment in the amount of $200,000 was due and payable on December 31, 2009, which the Company has not yet paid. In the event of default, as defined in the Note, FH Partners has the right to declare the entire unpaid balance of principal and interest on the Note due and payable.  Default is defined in the Note as (i) a default in the payment of any installment due; (ii) the Company’s insolvency; (iii) an inaccurate or untrue statement contained in the Note or financial statements of the Company; or (iv) any other default under the terms of the Note.

In connection with the execution of the Agreement, the Company granted FH Partners a mortgage on certain property (the “Property”) as additional security for the Note, as evidenced by a Mortgage executed by the Company on September 29, 2009 (the “Mortgage”).  Under the Mortgage, the Company assigned and conveyed to FH Partners all rights, title and interest in existing or future leases for use of the Property and all rents and profits that pertain to the use of the Property.  In the event of default, as defined in the Mortgage, FH Partners has the right to foreclose on the Property and take possession or declare all payments immediately due and payable.  Default is defined in the Mortgage as (i) failure to make any payment on the Note; (ii) a breach of any term in the Mortgage or related documents; (iii) an inaccurate or untrue statement contained in the Mortgage; (iv) the dissolution or insolvency of the Company; (v) a good faith belief by FH Partners that it is insecure with respect to the Company or that the prospect of payment has been impaired; (vi) a material adverse change in the Company’s business or financial condition; or (vii) use of the loan proceeds for a purpose that contributes to the excessive erosion of highly erodible land or the conversion of wetlands to produce an agricultural commodity.

On April 22, 2010, the Company entered into an extension agreement with FH Partners pursuant to which the due date for the $200,000 payment was extended to April 29, 2010 (the “Extension”). As consideration for the extension of the due date, the Company assigned to FH Partners that certain Promissory Note made payable to the Company in the amount of $500,000 by WR Landing, LLC (the “WR Landing Note”) and all related documents securing and relating to the WR Landing Note to secure the Note and the Agreement, including that certain Mortgage dated November 24, 2008 securing the WR Landing Note (collectively, the “WR Landing Collateral Documents”).  The Extension provides that in the event the Company pays to FH Partners the amount of $200,000 on or before the close of business on April 29, 2010, FH Partners will return the WR Landing Note to the Company and assign back to the Company all of the WR Landing Collateral Documents. In the event the Company does not pay $200,000 to FH Partners on or before the close of business on April 29, 2010, on or after April 30, 2010, FH Partners shall only be obligated to return the WR Note to the Company and assign back to the Company all of the WR Landing Collateral Documents in the event the Company pays in full all of its outstanding indebtedness and obligations to FH Partners. After April 30, 2010, FH Partners will be entitled to pursue all of its rights and remedies against the Company under or related to all security agreements, mortgages and other documents or instruments executed in connection with or securing the Company’s indebtedness to FH Partners, including pursuant to the Extension. The Company agreed to pay FH Partners an extension fee of $10,000 in connection with the Extension, which Extension is contingent upon payment of the extension fee.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 above is incorporated under this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

No.	Description
10.1	Extension Letter between YTB International, Inc. and FH Partners, LLC executed April 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: April 28, 2010	By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: Chief Executive Officer and Interim Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Extension Letter between YTB International, Inc. and FH Partners, LLC executed April 22, 2010